Exhibit 99.1

MedQuist Eliminates Use of AAMT Line Unit of Measure

Industry’s Largest Transcription Company Completes Shift of All Customers

MOUNT LAUREL, N.J., June 7 /PRNewswire-FirstCall/ — MedQuist Inc. (Pink Sheets: MEDQ.PK - News), a leading provider of electronic medical transcription, health information and document management services, today announced that the Company has completely eliminated the use of the AAMT line billing unit of measure across its customer base. Effective April 16, 2005, MedQuist transitioned any remaining customers whose contracts referenced the AAMT line billing unit of measure to more verifiable and clearly defined alternatives.

The final transition of all customers off of the AAMT line represents a major milestone in our continuing quest to lead the industry in billing transparency and auditability,” said MedQuist Chief Executive Howard S. Hoffmann. “We hope that this final shift will encourage, by example, other medical transcription companies to fully abandon AAMT line-based units of measure.”

The AAMT line unit of measure was developed in 1994 through collaboration among several industry organizations with the intent of providing standardization in industry billing practices. Unfortunately, due to its inherent ambiguities, AAMT line-based billing was applied inconsistently throughout the medical transcription industry and eventually renounced by groups that had initially supported its use.

Despite these issues, a number of companies in the industry have continued to use AAMT line-based billing and some transcription customers still request proposals and contracts based on the AAMT line. MedQuist began the process in 2004 of transitioning customers off AAMT line-based billing, recognizing that the practice would be an ongoing source of confusion.

As further evidence of the need for an industry wide shift away from AAMT line-based billing, on February 15, 2005, the American Association for Medical Transcription issued a press release urging the industry to abandon all use of the AAMT line as a unit of measure and reiterating the organization’s withdrawal of its support for the standard.

It has been, and continues to be, MedQuist’s intention to rapidly transition all of its customers onto its DocQment Enterprise Platform (DEP), which not only uses verifiable and clearly defined units of measure but also enables customers to self-audit in real time. However, due to difficulties in scheduling billing platform transitions — and because of the customer IT resources and time required to transition customers from one platform to another — MedQuist eventually chose to set a hard deadline to transition all remaining customers away from the AAMT unit of measure onto verifiable units of measure on their existing platforms. In late April, MedQuist notified any customers remaining on AAMT line-based billing that they would be shifted immediately to another unit of measure, and that the Company was eliminating further use of the AAMT line.

MedQuist, a member of the Philips Group of Companies, is a leading provider of electronic medical transcription, health information and document management products and services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding MedQuist’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward- looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the fiscal year ending December 31, 2002.

Contact

Craig Martin

Feinstein Kean Healthcare

617-761-6729